IMAX CORPORATION

Exhibit 10.29

FOURTH AMENDING AGREEMENT

This Amendment to Employment Agreement dated as of May 15, 2014 (the “Fourth Amending Agreement”) is made between:

IMAX CORPORATION, a corporation incorporated under the laws of Canada (hereinafter referred to as the “Company”),

and

JOSEPH SPARACIO, of the Town of Holmdel in the State of New Jersey (the “Executive”).

WHEREAS, the Company wishes to enter into this Fourth Amending Agreement to amend and extend the Employment Agreement dated as of May 14, 2007 between the Company and Executive as modified and amended by the First Amending Agreement dated as of May 14, 2009, the Second Amending Agreement dated as of May 14, 2010, and the Third Amending Agreement dated as of January 23, 2012 (together, the “Agreement”), whereunder the Executive provides services to the Company, and the Executive wishes to so continue such engagement, on the terms set out under the Agreement as modified by this Fourth Amending Agreement.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 1.3 of the Agreement shall be deleted and replaced with the following:

Section 1.3 Term of Employment. The Executive’s employment under this Agreement commenced on May 14, 2007 (the “Commencement Date”) and shall terminate on the earlier of (i) May 13, 2016, or (ii) the termination of the Executive’s employment pursuant to this Agreement. The period commencing as of the Commencement Date and ending on May 13, 2016 is hereinafter referred to as the “Employment Term.” The Company shall notify the Executive on or before November 13, 2015 of its intentions with respect to renewing the Agreement.

2.	Section 2.1 of the Agreement shall be deleted and replaced with the following:

Section 2.1 Base Salary. Effective May 15, 2014, the Executive’s Base Salary shall be US$475,000. Effective May 15, 2015, the Executive’s Base Salary shall be US$500,000.

4.	Section 2.2 of the Agreement shall be deleted and replaced with the following:

Section 2.2 Bonus. In addition to the Base Salary, the Employee shall continue to be entitled in calendar years 2014 and 2015 to participate in the management bonus plan of the Company that applies to senior executives of the Company. The Employee will be eligible, subject to the terms of the plan, to receive a discretionary bonus (the “Management Bonus”) for 2014 and 2015, which is typically paid in March of the following year. The target bonus (the “Target Bonus”) is equal to 35% of the Base

Salary, and the Executive will be entitled to earn a bonus, according to the terms of the bonus plan, of up to 52.5% of his Base Salary. The actual amount of the Management Bonus shall be based upon the attainment of individual and Company performance goals and objectives consistent with the Company’s practices with respect to similarly-situated executives. The Management Bonus (if any) shall be paid on the date on which the Company pays out bonuses to senior executives generally; provided, however, that the Executive remains employed by the Company as of such date.

5.	Section 2.3 of the Agreement shall be deleted and replaced with the following:

Section 2.3 Incentive Compensation.

(i) The Executive shall receive an equity award with an aggregate grant date fair market value of $650,000 in 2015. The award will consist of 75% Restricted Stock Units (“RSUs”) and 25% nonqualified stock options (the “Options”) to purchase common shares of the Company.

(ii) The Options and RSUs shall be granted on the terms and conditions set forth in the IMAX Corporation Long-Term Incentive Plan (the “LTIP”), the grant agreements to be entered into between the Company and the Executive pursuant to the LTIP, and this Agreement. The Options and RSUs shall be granted on or about the time that awards are generally granted to the Company’s senior executives in the first quarter of 2015. The Executive must be employed by the Company on the date of grant in order to receive the Options and RSUs.

(iii) For purposes of determining the number of Options and RSUs to be granted pursuant to this Section 2.3, the Company shall value (a) the Options in a manner consistent with the Company’s financial statement reporting and (b) the RSUs based on the Fair Market Value of the Common Shares on the date of grant (as defined in the LTIP).

(iv) All Options and RSUs granted in 2015 pursuant to Section 2.3(i) shall vest over a four-year period, as follows:

Options:

20% on the first anniversary date of the grant;

25% on the second anniversary date of the grant;

25% on the third anniversary date of the grant; and

30% on the fourth anniversary date of the grant.

RSUs:

20% on the first anniversary date of the grant;

25% on the second anniversary date of the grant;

25% on the third anniversary date of the grant; and

30% in December prior to the fourth anniversary date of the grant.

(v) The Executive agrees to be bound by the IMAX Share Ownership Guidelines for three months following the end of the Employment Term.

6.	Section 3.1(i) of the Agreement shall be deleted and replaced with the following:

(i)	five (5) weeks’ paid vacation in each year of the Employment Term

7.	A new Section 4.4 will be added to the Agreement as follows:

Section 4.4 Non-Renewal. If the Company provides notice to the Executive pursuant to Section 1.3 that this Agreement will not be renewed, the parties agree that no further notice will be required for the Employment Term to end on May 13, 2016, that this Section 4.4 contains the entirety of the payment and benefits to which the Executive will be entitled, and that such payment and benefits are fair and reasonable. The Executive shall have no action, cause of action, claim, or demand against the Company or any other person as a consequence of the non-renewal of the Agreement, other than to enforce this Section 4.4.

Notification to the Executive by the Company pursuant to Section 1.3 that this Agreement will not be renewed will result in the following:

(i) The Company will initiate a transition plan. If this transition plan is completed to the CEO’s satisfaction prior to the end of the Employment Term, a one-time bonus of US$50,000 (less applicable deductions) will be paid to the Executive as soon as practicable after the Employment Term.

(ii) The Company will pay for the cost of continuing medical insurance coverage for the Executive and his spouse under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for 36 months following the end of the Employment Term. The Company will also pay COBRA costs to maintain dental and vision coverage for the Executive and his spouse for 18 months following the end of the Employment Term. COBRA payments by the Company pursuant to this provision are subject to the Executive’s duty to mitigate pursuant to Section 6, and such payments shall cease if the Executive obtains other employment.

(iii) All RSUs and Options granted in 2015 pursuant to Section 2.3(i) of this Fourth Amending Agreement but not yet vested will vest on May 10, 2016. Furthermore, all other granted but unvested RSUs and Options that otherwise would have vested between May 11, 2016 and March 31, 2017 will instead vest on May 10, 2016.

(iv) The Executive will have 24 months following the end of the Employment Term to exercise vested Options granted in 2015. With respect to all other vested Options, the Executive will have 12 months following the end of the Employment Term to exercise them. Any Options and RSUs that would not have vested before April 1, 2017 will be cancelled without compensation to the Executive.

(v) The Executive will not be eligible for a salary increase or a Management Bonus for calendar year 2016.

Except as amended herein, all other terms of the Agreement shall remain in full force, unamended.

IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Third Amending Agreement as of the 15th day of May, 2014.

MAX CORPORATION

By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Chief Legal Officer
Chief Business Development Officer

By:	/s/ Carrie Lindzon-Jacobs
	Name:	Carrie Lindzon-Jacobs
	Title:	Executive Vice President, Human Resources

SIGNED, SEALED AND DELIVERED	EXECUTIVE:
in the presence of:

/s/ Heather Boyriven	/s/ Joseph Sparacio
Witness	Joseph Sparacio

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